Exhibit 99.3

FINAL TRANSCRIPT

Conference Call Transcript

EPIC—Q3 2006 Epicor Software Earnings Conference Call

Event Date/Time: Oct. 25. 2006 / 2:00PM PT

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CORPORATE PARTICIPANTS

George Klaus

Epicor Software Corporation—Chairman & CEO

Michael Piraino

Epicor Software Corporation—EVP & CFO

Mark Duffell

Epicor Software Corporation—President & COO

Damon Wright

Epicor Software Corporation—Director IR

CONFERENCE CALL PARTICIPANTS

David Rudow

Piper Jaffray & Company—Analyst

John Maeta

Needham & Company—Analyst

Richard Baldry

First Albany Capital—Analyst

Mark Schappel

Hapoalim Securities—Analyst

Brad Reback

CIBC World Markets—Analyst

Jim Bao

SG Cowen & Company—Analyst

Paul Critchfield

Jefferies & Company—Analyst

PRESENTATION

Operator

Good day everyone. Welcome to the Epicor Software Corporation third quarter for 2006 earnings conference call. A reminder that today’s call is being recorded. At this time I would like to turn the conference over to Damon Wright, with Epicor Software. Please go ahead.

Damon Wright—Epicor Software Corporation—Director IR

Thank you, Erica, and good afternoon, everyone. We appreciate you joining us on our call today to discuss Epicor’s third quarter 2006 financial results. We will also be covering our outlook for the fourth quarter and our 2007 year. If you have not yet received a copy of our press release, you can access that on our web site at www.Epicor.com under the Investor section.

Joining us on today’s call are George Klaus, Epicor’s Chairman and CEO, Mark Duffell, President and COO, and Michael Piraino, Executive Vice President and CFO. George will begin the call with an overview of the third quarter operating results and highlights, followed by Michael, who will discuss the financial results in more detail and provide guidance for the fourth quarter and the 2007 year. Following the prepared remarks, we will conduct a question and answer session.

Before we begin, I would appreciate your patience as I review our Safe Harbor Statement. The discussions on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the Company’s expected revenue, earnings, and other financial results, as well as expected new product releases that are not historical facts. Actual results may differ materially from those expressed or implied in the forward-looking statements.

For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in our forward-looking statements, please see our annual report on Form 10-K for the period ended December 31, 2005, and quarterly report on Form 10-Q for the period ended June 30, 2006.

Today’s comments will also include a discussion of certain non-GAAP financial measures such as non-GAAP earnings, which exclude non-cash tax benefits, past expense amortization of prior intangible assets, and stock-based compensation expense. The most directly comparable GAAP financial measure and information reconciling the Company’s non-GAAP and GAAP results, are included in our earnings release and the Form 8-K to be filed with the SEC. The release is available on our website, as stated before, under the Investors section.

With that, I would like to turn the call over to George.

George Klaus—Epicor Software Corporation—Chairman & CEO

Thank you, Damon. And thank you to everyone who’s on the line joining us for our remarks today. Our third quarter marks another excellent quarter of financial execution for Epicor across all metrics, highlighted by strong organic growth in license revenue and solid cash flow from operations.

Our revenue growth was driven by continuing to add to our world class customer base of more than 20,000 companies and was bolstered by 164 new customer logos added in the third quarter. New Vantage customers continue to help drive license revenue. Since we last spoke with you, we have added close to 100 new Vantage 8 customers and now have more than 300 customers live on Vantage 8.

As announced last week, we hit a significant milestone in our third quarter, reaching 1,000 total customers active or in some stage of implementation on Vantage 8. With the attainment of this milestone, Vantage is clearly a mainstream and validated product repertoire on which will contribute solidly to our expected future revenue growth.

As such, going forward, Vantage will be treated like Epicor’s other business solution offerings and we will not be breaking out specific Vantage metrics in the future.

Revenues are also driven by customer satisfaction with Epicor’s world class customer support offerings. Our maintenance business continues to comprise the largest revenue segment for Epicor. Our success in focusing on the customer has resulted in growing our maintenance revenue stream for the past 11 quarters, based on outstanding renewal rates, which were approximately 95%, versus an industry average of 85%. And our continued worldwide dedication to successful win-back programs, which returned 116 customers to maintenance this quarter.

Our Q3 numbers speak very well for themselves and clearly demonstrate the midmarket leadership position Epicor has established with products and services that are in demand by our targeted customers.

I’m going to leave the specifics of reviewing our financial performance to Michael and will spend a little time up-front at a higher level, briefly covering three areas which I believe are important leading indicators pointing to continued market leadership. The opportunity for accelerated growth and strong financial execution by Epicor.

These areas are highlights from Prospectives 2006, our customer conference this week that is just wrapping up as we speak. Our thoughts on the state of IT spending and why Epicor wins and how and why we believe we’re taking market share.

I will then turn the call over to Michael to review our Q3 financials in more detail and provide financial guidance.

So let’s talk about Perspectives, our conference that is just wrapping up as we’re talking. As I am speaking to you right now, we are wrapping up this conference with the success of more than 2,000 attendees joining us to hear the latest global business solutions from Epicor. I have never before witnesses such excitement by our current customer base for learning how Epicor is continuing to drive technological innovation and customer industry focus solutions to provide the information gathering and data creation tools that make their business more successful and more profitable.

We held more than 250 labs and seminars, covering all of our product lines and drilling down into the details of our offerings. Attendance at these sessions was overwhelming, with many having standing room only.

Additionally, attendees had the opportunity to hear one of Microsoft’s top executives, Corporate Vice President of the Developer and Platform Evangelist group, Sanjay Parthasarathy, in a keynote address on how Microsoft’s partnership with Epicor benefits Epicor customers.

The turnout at Perspectives and the enthusiasm and demand from the attendees to learn how Epicor’s offerings can help them run their business, is a perfect lead-in to the next area. I will cover and fully support our beliefs and tell you how software spending has returned to the ERP market.

Let’s talk about the state of IT spending. I’d like to spend a few minutes discussing what we are seeing in relation to the health of IT spending. Numerous data points, including our strong organic software revenue growth and our customers’ excitement during Perspectives, make it clear to us that IT spending in the markets we serve is robust and on the upswing.

Depending on the analyst reports you pick up, this resurgence in spending may be due to the start of an ERP IT refresh cycle or to companies’ inward focus on squeezing extra dollars and margin out of their businesses.

The important point is, software spending is strong and as seen in our numbers, especially the nearly 20% organic license revenue growth this quarter and our expectations for continued solid overall organic revenue growth and EPS growth in 2007, Epicor is a primary beneficiary of this spending which we expect to continue into the foreseeable future.

We are capitalizing on this positive trend and we believe Epicor is winning more than its share of business. In fact, Epicor was listed as the 7th largest ERP provider in a recently released report by AMR.

So how are we taking share and growing our organic software revenues in the double digits, when many companies are struggling to put up single digit organic growth rates?

Why are we winning more than our share? Well, there are several key items I can point to that we believe enable Epicor to take share in our existing markets. These same items are also gradually allowing us to move up market, which has the potential to greatly expand the size of each market we address and could lead to accelerated future revenue growth.

We win because Epicor has clearly differentiated itself in the business solutions market. Some of these areas of differentiation are ones we’ve been pounding the table about for several quarters, if not for years.

However, they are becoming more and more important to the customer and are absolutely enabling Epicor to win business and drive consistent, profitable growth.

We offer the preferred midmarket technology platform, the sweet spot for the midmarket is a .NET SOA platform. We are able to offer products with a flexibility, scalability and ease of use these companies need, providing a complete business solution that can be relatively easily implemented throughout an organization, with minimal disruption from an actual installation and implementation basis, by training our customers’ workforce to maximize their effectiveness of our toolsets.

To be truly powerful, our solutions will grow within a company and will touch multiple areas within an organization. The ability to have employees up and running relatively quickly and easily is a huge benefit to the end-user and a critical winning point for Epicor.

Now let’s next talk about single point of accountability. You’ve heard it time and time again from us, but lately, more than ever, customers recognize the benefit of one single provider of the business solutions that we are running in their company.

As you know, Epicor develops a software, sells the technology, implements the solution and completely supports and maintains the entire process. We are intimately involved every step of the way and Epicor is the only point of accountability for the customer.

Additionally, as mentioned earlier, we are a customer-centric organization. Our software is developed with a customer in mind and the driver of the vast majority of our functionality features and enhancements come from our customers. The old axiom, one throat to choke, applies. But, I am pleased to say, that more often than not for Epicor, it is one back to pack that separates us from our competition.

So besides single point of accountability, what else is there? Well, next let’s talk about lower overall total cost of ownership. Price will always be an issue for the customer and based largely on our flexible technology platform and single point of accountability, Epicor is generally available to provide a complete business solution that we can demonstrate offers a total cost of ownership that is frequently a third to a quarter the cost of our competitors’ best offerings.

Our business model of providing an end-to-end solution also enables us to extend our consulting services and opens the door for Epicor to provide additional value-added services down the road. To compliment these key selling points, Epicor goes to market with a highly experienced sales force and seasoned management team. This team provides a high level of customer confidence via extremely deep and broad industry and product knowledge.

So let’s move on. What else about Epicor? Well, moving on, Epicor’s successful acquisitions have broadened and deepened our reach. Our focused acquisition strategy continues to deliver in broadening and deepening our technology portfolio and in enhancing our ability to take our business solutions worldwide. Acquisitions have enabled us to grow our business faster and more profitably than as a standalone company.

As you know, our two most recent acquisitions, CRS and Scala, were accretive post-acquisition, excluding amortization, we then expect them to continue to be strong contributors to our revenue growth and profitability as we drive additional efficiencies and synergies. These additions have helped build our pipeline, which are deeper and wider than ever, at this time.

Each and every one of these areas I just covered, clearly differentiate Epicor from the rest of our market and we are firmly committed to constant improvement across each of these metrics, as well as others, to ensure we stay well ahead of the pack.

As we continue to build out these key differentiator, we are also focused on constant improvements to the functionality and scalability of our product offerings. We are successfully adding to our capabilities, as illustrated in our joint announcement with Microsoft yesterday regarding the unveiling of our new desktop productivity solution aimed at bringing ERP applications to the information worker.

Our focus on continually enhancing the user’s experience and capabilities, coupled with the proven winning strategy I just outlined, is enabling us to look to move up-market with our offerings, opening tremendous untapped potential for Epicor.

We are already seeing some early indicators of our success in deal sizes, as deal sizes are getting larger and include more Epicor offerings, both from a product and consulting services standpoint. Importantly, this up-market potential applies through all of our geographies. The evidence is shown in our top-10 software deals, which again, for the fifth consecutive quarter all exceeded $200,000 in net license revenue and included deals from North America, Europe and Asia Pacific.

As further evidence of Epicor continue to creep up-market, we won 6 large deals in the third quarter, each of which had new license revenue exceeding $0.5 million.

The strategy of looking up-market is proving effective and we believe will continue to unfold over time as we add new functionality to our offerings. We are addressing this opportunity by leveraging the key product and sales functionality we already have in place. As we move forward throughout 2007 and beyond, we believe that planned additions and enhancements to our offerings will enable us to target larger markets in each of the focused industry segments we serve, while continuing to take share in the existing markets.

So with that, I’d like to turn the call over to Michael for a detailed discussion of our financial results and our outlook for the fourth quarter and our outlook for 2007. Michael?

Michael Piraino—Epicor Software Corporation—EVP & CFO

Thank you, George, and thanks again to everyone for joining us this afternoon or evening. Turning to the specifics of a strong third quarter across the board. Total revenues, including contributions from CRS, increased 36.8%, to a third quarter record $95.7 million, when compared to the same period last year. On an organic basis, excluding revenue contributions from CRS, total revenue increased 10.3%, to $77.2 million.

Total license fee growth was extremely strong, coming in at $23.9 million, up 37.7% from the same period last year. Excluding contributions from CRS, organic license revenue increased significant, by 19.6%, to $20.8 million.

While the third quarter is generally a slower quarter for us and for the industry as a whole, in terms of license revenue, this was not the case, as we saw strong demand across all the industries we serve and in all geographies. As outlined by George earlier, we attribute this growth to the resurgence in IT spending we are seeing in our highly focused and differentiated product solutions.

Our third quarter organic software growth significantly outpaced our expectations for full-year organic growth 10 to 12% and placed our nine-month organic software growth within our targeted full-year range.

Consulting revenue, excluding CRS contribution, was up 14.1%, to $20.7 million. Professional services revenue continued to be very strong, proof that we are delivering on our commitment to grow our consulting organization. Consultant utilization rates continue to improve, as evidenced by our year-over-year growth in excess of 43% and we expect to continue to experience margin expansion as our billable status improves.

Additionally, we are seeing the opportunity to continue to expand the reach of our consultant organization, based on very strong backlog and our ability to offer additional value-added services. As such, we added a total of 46 consultants worldwide, during the third quarter, bringing the number of new consultants we have hired over the past five quarters to 177. Consulting backlog is very strong and we are able to get our new hires up to speed relatively quickly, however growing our consulting organization does put short-term pressure on our consultant margin.

Maintenance revenue increased year-over-year by 13.1%, to $38 million. Maintenance continues to be our most profitable source of revenue and also represents our largest contributing category at nearly 40% of total revenues for the quarter.

Other revenue for the quarter totaled $7.8 million, which is comprised mostly of CRS related hardware sales. In the third quarter, CRS contributed $3.1 million in license revenue, $5.3 in consulting revenue, $2.8 million in maintenance and $7.3 million in other, principally hardware.

International revenues represent approximately 33% of total revenues, coming in at approximately $31 million for the quarter. Total revenues were minimally affected by currency fluctuation, a total of less than 1%.

Third quarter GAAP net income was $5.4 million, or $0.10 per dilute share, compared to $8.8 million or $0.16 per diluted share in the prior year’s period. The 2006 third quarter tax rate was 38.2%, compared to a tax rate of [7.7] in the year earlier period. Our annual cash tax rate for 2006 is expected to be approximately 10%.

Third quarter non-GAAP earnings was $10.7 million, or $0.19 per diluted share, compared to non-GAAP earnings of $12.2 million, or $0.22 per diluted share in the third quarter of 2005. But let’s compare apples to apples. Fully taxed 2005 third quarter non-GAAP EPS would have been $0.15 per diluted share, therefore, non-GAAP EPS for the third quarter of 2006 increased more than 26% over the prior year’s period, when comparing fully taxed results.

Non-GAAP earnings for the respective third quarters exclude amortization of intangible assets and stock-based compensation expense each net of tax.

Overall gross margins including CRS were 52.3% for the quarter, consistent with our expectations and slightly up by approximately 80 basis points on a sequential quarterly basis, from 51.5%. On a year-over-year basis, as expected, overall gross margins were down from 60% last year. This is due to the addition of CRS’ sales mix, which includes a meaningful percentage of lower margin hardware sales, as well as amortization of the acquired CRS intangible assets.

Excluding CRS, gross margin was a solid 59.5% for the quarter.

Moving on to operating expenses. Sales and marketing expense was approximately $17.3 million in the quarter, or 18.1% of revenue, compared to $14.1 million or 20.2% of revenue last year. Software development was $8.6 million, or 9% of revenue versus $6.9 million or 9.9% in the same period last year.

General and administrative expenses were $13.8 million or 14.4% of revenues, including FAS 123R expense, which hits G&A disproportionately, versus last year’s G&A expenses of $11.1 million or 16.3% of revenue. As illustrated by these numbers, we continue to experience solid operating leverage in our business model with total Q3 operating expenses decreasing to 41.5% of revenue, down from 46.4 last year, despite the increase in absolute dollars.

On a sequential quarterly basis, total operating expenses in the third quarter increased approximately $1.3 million, compared to the second quarter. This increase was driven primarily by higher sales commissions, as well as increased FAS 123R expense, as expected in the second half of the year, due to the impact of incentive plans.

EBITDA margins were 17% for the third quarter, compared to 19.3 for the same period last year. EBITDA margins are pressured by CRS hardware sales, as well as backend loaded sales commissions and FAS 123R expense for the incentive plans I mentioned above.

For 2006 year-to-date, EBITDA margins are 17.8%, in line with our earlier provided full-year target of 18 to 19, which did not include the impact of FAS 123R.

Interest expense on the line of credit for the quarter was 2.2 million, in line with our expectations. Other income consists primarily of interest income on our cash balance. Cash flow from operations was strong, at more than $12 million for the quarter. Cash balances increased by approximately 5.5 million to 70 million as of quarter-end, with approximately 68% of our cash denominated in US dollars.

We had strong collections during the quarter, in excess of $99 million or approximately 104% of revenue. Days sales outstanding were 69 days, up seasonally from 62 last quarter.

Intangible assets were $60 million and are being amortized over the expected useful life. The remaining lives of intangible assets is just under 4 years. Deferred revenue decreased to $61.2 million, down slightly from $61.8 from last quarter. The Company’s total debt balance at quarter-end was $110 million, which included $100 million term loan and $10 million drawn on our revolving credit facility.

This week we made a $10 million payment, which paid off the revolving credit facility in full, leaving us with outstanding debt of $100 million on our term loan and $100 million in availability against our $200 million credit facility.

I would now like to turn to our guidance for the fourth quarter and full-year 2006 and for 2007 full-year. We are increasing our 2006 full-year guidance. Total revenues for 2006 year are now expected to be in the range of $381 to $384 million, with non-GAAP earnings of approximately $42 million. Non-GAAP earnings per diluted share for the 2006 full year are expected to be in the range of $0.73 to $0.74, an increase from prior estimates of $0.71 to $0.72.

Our range of expectations for the 2006 full year equates to expected 2006 fourth quarter total revenues in the range of $101 to $104 million and non-GAAP earnings as described above of $0.20 to $0.21 per diluted share, with GAAP earnings of $0.10 to $0.11 per diluted share.

Full year and fourth quarter 2006 non-GAAP earnings per share expectations assume a weighted average share count of 57 million and 57.6 million shares respectively.

We’re also issuing for the first time, our 2007 full year guidance. Total revenues for the 2007 year are expected to increase organically 9 to 11% over total 2006 full year revenues. License revenue for the 2007 year is expected to increase between 13 and 15% over 2006. The guidance we are providing for the 2007 year does not include the addition of any potential acquisitions.

We believe we have the operating infrastructure for additional leverage, which we expect to translate into full year 2007 GAAP net income increasing approximately 25% over the 2006 full year GAAP net income.

Non-GAAP net income for 2007 year is expected to increase between 13 and 15% over 2006 full year non-GAAP net income. Our non-GAAP net income expectations exclude our current expectations of FAS 123R expense for 2007 of approximately 7 million for the year and amortization of just over 11, each net of tax.

Expected 2007 net income results presume an effective tax rate of approximately 39%, with our cash tax provision estimated to be approximately 10% for the year. We expect our consolidated NOL position to shield us from paying significant income taxes, at least through mid-2009. The weighted average fully diluted share count for the year is expected to be approximately 5.8 million.

For 2007, we currently expect gross margins to improve slightly over 2006. Full-year spending on sales and marketing is expected to remain consistent as a percentage of revenues from 2006. Development is expected to increase 70 to 80 basis points as a percentage of revenue, as we fund some key development projects.

G&A expenses for the 2007 year are expected to be down by approximately 100 basis points as a percentage of revenue, reflecting operating leverage.

I’d now like to turn the call back over to George. George?

George Klaus—Epicor Software Corporation—Chairman & CEO

Thanks, Michael. So prior to opening up for the Q&A I wanted to sum up by reviewing some of the independent third party validation Epicor continues to receive regarding our execution and leadership from both an industry perspective and as a public company.

During the third quarter, Epicor continued to win industry awards and recognition for our leading products and technology solutions, as being named to the Gartner Group’s Leaders Quadrant for Retail Point of Sale Applications for Tier-1 Retailers. And also being voted the best ERP solution in the 5th Annual Windows IT Pro Readers Choice Awards.

Importantly, to me and the rest of our management team, and I believe importantly to all of our shareholders, Epicor also continues to be recognized for its financial performance. In the third quarter, our success in building a leading public company was highlighted as Epicor secured spots on the prestigious Fortune 1000 Fastest Growing Companies list and the Deloitte and Touche Technology Fast 50 list.

These recognitions are strong testimony to a very healthy, profitable and growing company, one that is leading the way in technology innovation, while executing financially. This recognition and our overall success is due to the constant hard work of our employees. They deserve the credit for what we are accomplishing and I want to thank every one of them for their dedication to Epicor’s success.

So with that said, Erica, I’d like to open it up for Q&A.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] David Rudow with Piper Jaffray.

David Rudow—Piper Jaffray & Company—Analyst

Great job on the quarter. How is the Vantage upgrade cycle coming along? Did you give any metrics? I might have missed that.

Mark Duffell—Epicor Software Corporation—President & COO

We didn’t give any metrics, but it’s coming along very well and we’re still very comfortable with the forecast that we gave on earlier calls. We’re tracking to 200-plus upgrades this year, with an average revenue of around $40,000.

David Rudow—Piper Jaffray & Company—Analyst

And you guys are on track to hit that for the full year then?

Mark Duffell—Epicor Software Corporation—President & COO

We most certainly are, yes.

David Rudow—Piper Jaffray & Company—Analyst

Okay. And then George, maybe talk about on a geographic basis, any countries or regions stronger or is the US—we’ve seen strong results in the US in other companies and maybe weaker results in Europe. Is the spending cycle starting in the US and then spreading offshore or do you see consistent strength across the world?

George Klaus—Epicor Software Corporation—Chairman & CEO

From our perspective, we actually had consistent strength across the world. We had a strong Asia Pac performance in the quarter. We had an on-target EMEA performance in the quarter. And we had probably a little better than on-target performance in the US. So, everybody did very well.

David Rudow—Piper Jaffray & Company—Analyst

And as these deals are in the pipeline and coming to a close point, do you find any of them are being upsized in the quarter? I know Oracle talked about that earlier this year. What’s your experience as these deals come to a close?

George Klaus—Epicor Software Corporation—Chairman & CEO

You know, Mark actually did a little homework prior to this call and it looks like that our ASPs are averaging about 6 to 8% growth quarter-over-quarter. So, in fact, our ASPs are moving up and deals are getting bigger and bigger. And as I mentioned, we had 6 deals over $500,000 in license revenue in the quarter and as you know, that generally equates to at least the same amount of consulting revenue per deal.

David Rudow—Piper Jaffray & Company—Analyst

And Michael, can you give us a breakdown of the expenses for the cost of revenues?

Michael Piraino—Epicor Software Corporation—EVP & CFO

In terms of amortization?

David Rudow—Piper Jaffray & Company—Analyst

Well, no, just in total, what percent is for license fee, consulting, maintenance and hardware?

Michael Piraino—Epicor Software Corporation—EVP & CFO

Yes. Why don’t I give you the margins. That’s a little bit easier for me to do if I can. Software margins in the quarter including amortization 61.6%. Consulting margins were 19.5%. Support margins or maintenance business was 77.3%. All other, which is mostly hardware, as you know, is 11.5%. That should come out to 52.3, including amortization. And amortization for the quarter was I think [42.50].

David Rudow—Piper Jaffray & Company—Analyst

And does that also include the options expense too?

Michael Piraino—Epicor Software Corporation—EVP & CFO

It does, although the way option expense FAS 123R expense gets expensed, it goes to its natural expense category and overhead actually bears a kind of a disproportionate ratio of FAS 123R expense. So there is some in cost of goods sold, but not a lot.

David Rudow—Piper Jaffray & Company—Analyst

Do you have that breakdown as well, for the 123R expense?

Michael Piraino—Epicor Software Corporation—EVP & CFO

I don’t have it by line item handy, but what I can tell you, of the 3.2 million in FAS 123R expense, actually about 85% of it is spread through the operating cost line. So I guess I do have 15% allocated to cost of goods sold.

David Rudow—Piper Jaffray & Company—Analyst

And that would probably go to the services.

Michael Piraino—Epicor Software Corporation—EVP & CFO

That’s correct. [Because it’s] people.

David Rudow—Piper Jaffray & Company—Analyst

All right. I think that’s all I have, but nice job, guys. Keep up the good work.

Operator

John Maeta with Needham & Company.

John Maeta—Needham & Company—Analyst

George, I know it’s still early days, but I was just wondering if you could comment on early traction for Vantage 8.03?

George Klaus—Epicor Software Corporation—Chairman & CEO

Well, 8.03 we had a very successful quarter in 8.03. It allowed us to expand our reach in the distribution market. We already had a nice distribution product, but this has allowed us to go into other sections of the distribution market and expand. And while I don’t want to give you any numbers, we had a very nice Q3 with 8.03.

Operator

Richard Baldry of First Albany Capital.

Richard Baldry—First Albany Capital—Analyst

When you talk about moving in the up-market, maybe for reference sake could you talk about some of the largest implementations you’ve done now, sort of the scale and maybe what vertical specifically that they’re in and/or that you’re seeing most opportunity to move up-market into.

Mark Duffell—Epicor Software Corporation—President & COO

Talk about verticals, we’re certainly moving up-market in the manufacturing space with Vantage. We’re also seeing with 8.03 enable us to move up-market into the distribution space. And clearly, with the acquisition of CRS the deals are larger than we’ve had prior the acquisition typically and their deals are getting bigger and bigger as well.

Richard Baldry—First Albany Capital—Analyst

And can you talk a little bit about the traction in E4SE, how those deployments are working, what their first referencable customers well behind you now?

Mark Duffell—Epicor Software Corporation—President & COO

Yes, from a referencability standpoint, we’ve increased that significantly over the last six months. That can be attributed to the fact that the customers have been using the products for longer. We have more live customers and they’re comfortable with taking the references.

The traction is happening not just in the market we launched the product with in North American and the UK, but we’re making additional traction in other parts of continental Europe and we’re making traction in Asia Pacific as well with E4SE.

Now, it’s a smaller part of our business because it is a new product, but it’s growing very healthily.

Richard Baldry—First Albany Capital—Analyst

I’m not sure if I missed this, but in the past you’ve given the number of new modules or sort of releases that have come out on a quarterly basis. Is that available?

Mark Duffell—Epicor Software Corporation—President & COO

We released 46 new products in the quarter.

Richard Baldry—First Albany Capital—Analyst

And on the headcount side, could you give us an updated full-time equivalent and then maybe talk about—I think last quarter you said that your sales headcount was in tact for your ‘06 goals and that any adds would be sort of getting ahead for ‘07. So has there been any change in sales headcount as a subset of that full-time equivalent? Thank you.

Mark Duffell—Epicor Software Corporation—President & COO

We’re just getting the actual headcount numbers. But one of the things that we’ve done this year is grow smoothly through the year compared to last year. We now have a total headcount of 2144. And moving into Q4, that headcount will grow, but it won’t grow as significantly as this time last year, because we’re far better placed with the current headcount to make our ‘07 goals.

Does that answer your question?

Richard Baldry—First Albany Capital—Analyst

Yes. And on the sales sort of headcount specifically, were any added in the quarter that would sort of get you ahead for the ‘07?

Mark Duffell—Epicor Software Corporation—President & COO

Yes. We’ve grown sales headcount by 10% in the last six months and that will grow further in Q4, but not as significantly as we grew it last year in Q4.

George Klaus—Epicor Software Corporation—Chairman & CEO

Most of the growth in Q4 will be lead generation.

Mark Duffell—Epicor Software Corporation—President & COO

Yes, so we’ll be growing the lead generation team, preparing us for ‘07.

Richard Baldry—First Albany Capital—Analyst

That pipeline, last time you said it was about 50 people in that pipeline development group. Is that number starting to come up or where would you expect to see that exiting the year?

Mark Duffell—Epicor Software Corporation—President & COO

It’s going to continue to grow. I would expect it to be around 70, with a lot of that growth coming in Europe.

Richard Baldry—First Albany Capital—Analyst

Thanks. Congratulations.

Operator

Mark Schappel with Hapoalim Securities.

Mark Schappel—Hapoalim Securities—Analyst

Good job. First question for Michael. Michael, could you give us the industry revenue as a percentage of total revenue, you know, manufacturing, distribution, etc?

Michael Piraino—Epicor Software Corporation—EVP & CFO

The only break out that we give and we traditionally give it, is the manufacturing space and that continues to be about 40% of our revenue and it’s the largest vertical.

Mark Schappel—Hapoalim Securities—Analyst

Okay, about 40%. And I believe George mentioned it about 6 deals over $500,000. But are any deals over $1 million in the quarter?

George Klaus—Epicor Software Corporation—Chairman & CEO

There were not.

Mark Duffell—Epicor Software Corporation—President & COO

And there were no deals over $1 million in software only, as George mentioned earlier. If you combine software and service bookings, yes there were.

Mark Schappel—Hapoalim Securities—Analyst

Okay. And how many of those were there?

Mark Duffell—Epicor Software Corporation—President & COO

I would imagine 5 or 6.

Mark Schappel—Hapoalim Securities—Analyst

And George, you spoke about moving up-market, especially in the manufacturing market. I would guess that this implies that you’re seeing SAP and Oracle more, is that the case?

George Klaus—Epicor Software Corporation—Chairman & CEO

Yes, I think you’d have to say very fairly that our competition in the market space today is SAP, Oracle and Microsoft at the lower end of the market that we’re in. But we absolutely see SAP and Oracle and many of those large deals that we talked about here were in direct competition with them and we continue to do very well in that space.

Mark Schappel—Hapoalim Securities—Analyst

Okay, good. Good job.

Operator

Brad Reback with CIBC.

Brad Reback—CIBC World Markets—Analyst

Could you give us a little update? Michael, you talked about the guidance being exclusive of any acquisition activity. Maybe you could give us a little update of what the market looks like out there for deals right now?

George Klaus—Epicor Software Corporation—Chairman & CEO

Michael just pointed to me. I’ll answer that, Brad. We believe that there are some opportunities out there. They are richer than they’ve been in the past. As you know, there’s a lot of financial buyers out there that have sweetened the spot, if you will, for the sellers. We continue to look at that. We continue to be very strict in our criteria of doing an acquisition.

We want it to be technically synergistic and very importantly, we want there to be a good cultural fit with our company and a good geographical fit to help bolster some areas we may not be as strong in. And then of course, in the past we’ve always said we want it to be accretive right out of the chute. We may have to soften that a little bit if we’re really going to do any acquisitions, because as I mentioned, they’re getting a little richer.

Now, I will conclude with saying all of that, that we don’t have anything in the front burner right now.

Michael Piraino—Epicor Software Corporation—EVP & CFO

I would add to that that if you look at the balance sheet and kind of the available capital in the powder that we have to go out and do them, obviously, we have a strong cash position, but we’ve got the $100 million available in the line as well. So, for a midsize transaction we could react fairly quickly.

George Klaus—Epicor Software Corporation—Chairman & CEO

There’s plenty of cash out there for us to do a deal, but while we’re looking at a lot of deals, we do not have anything on the front burner.

Brad Reback—CIBC World Markets—Analyst

Okay, so just to build on the capital structure a little bit, what I hear you saying where the stock is today, it would all be debt-financed, you’re really not interested in issuing any equity?

George Klaus—Epicor Software Corporation—Chairman & CEO

Well, I think it depends on the deal, Brad. We wouldn’t be opposed, I don’t think, to doing a stock deal in this range if it were the right company. But some of the companies we’re looking at are international, which are always cash deals and then of course, you’re always competing with a financial buyers right now who are all cash deals. So, we would expect that it would be more or less a cash deal as opposed to an equity deal.

Operator

Jim Bao with Cowen.

Jim Bao—SG Cowen & Company—Analyst

Congratulations. Michael, what was the free cash flow in the quarter?

Michael Piraino—Epicor Software Corporation—EVP & CFO

Free cash flow for the quarter, let’s see, EBITDA was just over $16 million. Deducted from that would be CapEx of about $1.5 million and then you would take off cash taxes, which would be just less than $1 million. And then depending on whether in your definition you include interest expense or not, net interest expense was a little over $1 million. You can see that on the face of the income statement. That will get you to your free cash flow number.

Jim Bao—SG Cowen & Company—Analyst

Okay. I guess, what was the total change in working capital?

Michael Piraino—Epicor Software Corporation—EVP & CFO

I believe it was close to $30 million in total. I think we increased working capital by $7.9 million from June 30th ‘06 to the end of this quarter.

Jim Bao—SG Cowen & Company—Analyst

Thank you. And what was the maintenance renewal rate in the quarter?

Michael Piraino—Epicor Software Corporation—EVP & CFO

95%.

Jim Bao—SG Cowen & Company—Analyst

That was up from the [inaudible] the last quarter.

Michael Piraino—Epicor Software Corporation—EVP & CFO

Eventually up 1 point.

Jim Bao—SG Cowen & Company—Analyst

Right. And could you tell us about the penetration rate of Vantage 8, maybe just how many more customers out there you think are [inaudible] upgrade [inaudible]?

George Klaus—Epicor Software Corporation—Chairman & CEO

I think Mark answered that. We’re expecting to meet or exceed our goal of over 200 migrations for the year. We have 1,000 Vantage 8 customers shipped now with a little over 300 of them installed and the other 700 either in final stage of installing or getting close to it.

Mark Duffell—Epicor Software Corporation—President & COO

We have 4,500 manufacturing customers that are potential upgrade targets.

Jim Bao—SG Cowen & Company—Analyst

Great, thank you. And maybe could you talk about any cross-sellings between the CRS product line and the announced CRS products?

Mark Duffell—Epicor Software Corporation—President & COO

Yes. There has been some. We’ve integrated CRS to the Epicor financials. We actually have 3 customers using the combined products. But it’s not significant in terms of overall revenue. The opportunity we have with CRS is to sell it into new markets and obviously increase the sales into the North American market.

George Klaus—Epicor Software Corporation—Chairman & CEO

And Mark, you might want to touch on our movement into Europe.

Mark Duffell—Epicor Software Corporation—President & COO

You may have seen from our announcement that we made a little while ago, we started to hire the team in Europe to take the CRS products to international markets. We have a manager with a small team in place now and we’re going to grow that team further by the end of the year.

George Klaus—Epicor Software Corporation—Chairman & CEO

And we would think there would be a much greater opportunity for synergy between our back-office product and the CRS product in Europe than there is in going into the CRS install base right now.

Jim Bao—SG Cowen & Company—Analyst

Great. And maybe just one last question. What was the ASP? You commented that it grew 6 to 8% sequentially. What was the exact figure, if you have it?

George Klaus—Epicor Software Corporation—Chairman & CEO

I think we’ve decided what we’d like to guide you with is that it’s growing 6 to 8% sequentially and since we have a number of products, it’s a little difficult to pick exactly which product out and so we just rather tell you that the ASPs are growing 6 to 8%, quarter-over-quarter. So it’s definitely going up and we’re moving up-market.

Operator

[OPERATOR INSTRUCTIONS] Paul Critchfield of Jefferies & Company.

Paul Critchfield—Jefferies & Company—Analyst

Congratulations on the quarter. Most of my questions have been answered, but with respect to the average deal size growing 58% quarter-over-quarter, I assume that’s company-wide. What are you seeing with respect to your—?

George Klaus—Epicor Software Corporation—Chairman & CEO

It’s actually worldwide, Paul, so company-wide is correct.

Paul Critchfield—Jefferies & Company—Analyst

Right. What are you seeing with respect to Vantage 8 upgrade pricing? I think at one point you had referenced you were getting like $40,000 for an upgrade. Have you seen any movement in that average deal?

George Klaus—Epicor Software Corporation—Chairman & CEO

We have said from the very beginning we would expect to get about $40,000 in revenue and that’s total revenue from an upgrade in Vantage. And I think, Mark, we’re actually exceeding that a little bit, aren’t we? But we’re still saying that we expect to easily make the $40,000.

Mark Duffell—Epicor Software Corporation—President & COO

Yes, we are exceeding it and obviously there are some bigger upgrades and there are some smaller upgrades. We’re very comfortable to stick to the $40,000 average.

Paul Critchfield—Jefferies & Company—Analyst

And maybe could you give us an update. I know you had opened a CRS office in the UK. Are you staffing this with a direct sales force and maybe when you might think that might have some impact on the bottom line?

Mark Duffell—Epicor Software Corporation—President & COO

Certainly. There’s a small team in place. We’re going to grow that team throughout the rest of this year. It will continue to grow. The model will be a direct sales model and we will utilize employees that are located in the US.

In terms of opportunity, there is an opportunity for some existing customers to service those customers back there with this team and there’s certainly opportunity throughout Europe. What we haven’t done is to specify the increased revenue opportunity from that team yet. But from the outset of announcing this acquisition one of the big opportunities that we specified was the growth in the international market.

Paul Critchfield—Jefferies & Company—Analyst

Great. Thanks, that’s all I have. Congratulations.

Operator

We have no further questions in the queue. I’d like to turn the conference back over to Mr. Klaus for additional closing remarks.

George Klaus—Epicor Software Corporation—Chairman & CEO

Thank you, Erica, and thanks to everybody who joined us on the call today. We look forward to seeing you, all of you, at upcoming conferences that we’re going to be talking at. And we’re very proud of the quarter, very proud of the employees of Epicor and thank you for attending the conference. Have a great evening.

Operator

That does conclude today’s conference. We thank you for your participation. Have a great day.

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